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                                                                    Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Feldman Mall Properties, Inc.:

We consent to the use of our reports dated August 5, 2004, with respect to the balance sheet of Feldman Mall Properties, Inc. as of August 5, 2004 and the consolidated balance sheets of Feldman Equities of Arizona, LLC and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, members' equity and cash flows for the year ended December 31, 2003 and for the period from April 1, 2002 to December 31, 2002, included in this registration statement on Form S-11, and to the reference to our firm under the heading "Experts" in the registration statement.

                                      /s/ KPMG LLP

New York, New York
November 11, 2004